Exhibit 99.1
OKLAHOMA INSURANCE HOLDING COMPANY
DISCLAIMER OF CONTROL
Filed with Kim Holland, Oklahoma Insurance Commissioner
By
Gregg Earl Zahn
With respect to Trinity Life Insurance Company
7633 East 63rd Place
Tulsa, Oklahoma 74133
Date: June 21, 2006
Name, Title, Address and Telephone Number of Individual to Whom Notices and Correspondence Concerning This Statement Should Be Addressed:
Gregg Earl Zahn
7633 East 63rd Place
Tulsa, Oklahoma 74133

ITEM 1: The number of authorized, issued and outstanding voting securities of the subject.
First Trinity Financial Corporation (FTF), an Oklahoma corporation, has filed with the Oklahoma Insurance Department an application to become a domestic life insurance company. If approved, FTF will own 100% of the outstanding shares of Trinity Life Insurance Company (TLIC). TLIC will have one million shares of authorized common stock. No other person or entity will own any of the shares of the outstanding stock of TLIC.
ITEM 2: With respect to the person whose control is denied and all affiliates of such person, the number and percentage of shares of the subject’s voting securities which are held of record or known to be beneficially owned, and the number of shares concerning which there is a right to acquire, directly or indirectly.
As set forth herein, Gregg Earl Zahn files this disclaimer of control for a determination that the ownership of voting securities of FTF by Gregg Earl Zahn will not result in Gregg Earl Zahn controlling, within the meaning of the Oklahoma Insurance Holding Company Act, TLIC. FTF will own 100% of the outstanding shares of TLIC, and subject to the prior approval of the Insurance Commissioner of the State of Oklahoma, Gregg Earl Zahn will own 554,000 of the outstanding voting securities of FTF. Gregg Earl Zahn will own 9.9% of the outstanding voting securities of FTF if all the 5,550,000 authorized shares of FTF are sold, Gregg Earl Zahn will own 16.9% of the outstanding voting securities of FTF if the minimum amount of 350,000 of the authorized shares are sold. As a result of the formation of TLIC, along with the reasons set forth herein below, this Disclaimer of Control is filed.
ITEM 3: All material relationships and bases for affiliation between the subject and the person whose control is denied and all affiliates of such person.
Gregg Earl Zahn will own 554,000 of the outstanding voting securities of FTF, Gregg Earl Zahn will own 9.9% of the outstanding voting securities of FTF if all the 5,550,000 authorized shares of FTF are sold. Gregg Earl Zahn will own 16.9% of the outstanding voting securities of FTF if the minimum amount of 350,000 of the authorized shares are sold.
ITEM 4: Statement explaining why such person should not be considered to control the subject.
Gregg Earl Zahn will not and cannot “control” the management of TLIC, as a result of the formation of TLIC as set out above and in the application to form a domestic insurance company on file with the Oklahoma Insurance Commissioner, for the following reasons:
Gregg Earl Zahn has executed a proxy assigning the right to vote all shares of FTF owned or to be acquired by him in the future to the following persons and in the following percentages: Brian Chrisman 20%, Scott J, Engebritson 20%, Steve Owens 20%, Tinker Owens 20% and Wayne Pettigrew 20%. A copy of said proxy is attached hereto as Exhibit “A.” Said proxy may not be revoked, rescinded, altered or amended without the prior written approval of the Oklahoma Insurance Commissioner.

Gregg Earl Zahn does not own and will not acquire ownership in the shares of TLIC without the prior written approval of the Oklahoma Insurance Commissioner.
Gregg Earl Zahn will not serve as a member of the board of directors of TLIC without the prior written approval of the Oklahoma Insurance Commissioner.
Gregg Earl Zahn will not serve as an officer or in any position in management of FTF except as Director of Recruiting and Training without the prior written approval of the Oklahoma Insurance Commissioner.
Gregg Earl Zahn will not serve as an officer or in any position in management of TLIC without the prior written approval of the Oklahoma Insurance Commissioner except as Senior Vice President of Marketing for TLIC.
Based on the foregoing, Greg Earl Zahn hereby requests that the Insurance Commissioner of the State of Oklahoma grant this Disclaimer of Control, pursuant to Article 16A of the Okhlahoma Insurance Code, with respect to FTF and TLIC.
ITEM 5: Signature and certification.
SIGNATURE
     Pursuant to the requirements of O. A.C. Section 365:25-7-29, Gregg Earl Zahn has caused this Disclaimer of Control over Trinity Life Insurance Company and its ultimate holding company, First Trinity Financial Corporation, to be duly signed and acknowledged this 21 day of June, 2006.

/s/ Gregg Earl Zahn
GREGG EARL ZAHN

ACKNOWLEDGEMENT
State of Oklahoma            )
County of Oklahoma        ) ss
     This instrument was acknowledged and sworn before me on this 21st day of June, 2006, by Gregg Earl Zahn.

/s/ FRANCINE V. ZAHN
NOTARY PUBLIC

[SEAL]

My Commission expires:
Jan 30, 2010
     (Seal)

Exhibit A
I, Gregg Zahn, hereby voluntarily withdraw my name as a proposed member of the Board of Directors of Trinity Life Insurance. Further, I understand that my or any other future proposed Board Member appointments are subject to the approval of the Oklahoma Insurance Commissioner.
I, Gregg Zahn, hereby assign voting authority of the 554,000 First Trinity Financial Common Shares I own to the members of the Insurance Oversight Committee as follows: Bryan Chrisman (20%), Scott Engebritson (20%), Steve Owens (20%), Tinker Owens (20%), and Wayne Pettigrew (20%). Further, I understand said proxy may not be revoked, rescinded, altered, or amended without the written approval of the Oklahoma Insurance Commissioner. Further, said proxy is applicable to any additional acquired shares of FTF in the future.
I, Gregg Zahn, represent that I have read and will comply with the provisions of the Oklahoma Insurance Holding Company Act.
Dated this 20th day of June 2006.

/s/ Gregg Zahn Affiant: Gregg Zahn	/s/ Scott Engebritson Witness: Scott Engebritson
Acknowledgement
State of Oklahoma
County of Tulsa
This instrument was acknowledged and sworn before me on this 20th day of June, 2006 by Gregg Earl Zahn.

/s/ FRANCINE V. ZAHN
NOTARY PUBLIC

[SEAL]

My Commission Expires:
Jan 30, 2010
     (Seal)